UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 13, 2015

COMSTOCK RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA	001-03262	94-1667468
(State or other jurisdiction incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 Town And Country Boulevard
Suite 500
Frisco, Texas 75034
(Address of principal executive offices)

(972) 668-8800
(Registrant's Telephone No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entries into a Material Definitive Agreement

On March 13, 2015, Comstock Resources, Inc. (the "Company") completed the sale of $700.0 million aggregate principal amount of its 10% senior secured notes due 2020 (the "Notes") in a private offering. The Notes are fully and unconditionally guaranteed by the Company's principal subsidiaries ("Subsidiary Guarantors") Comstock Oil & Gas, LP, Comstock Oil & Gas-Louisiana, LLC, Comstock Oil & Gas GP, LLC, Comstock Oil & Gas Investments, LLC and Comstock Oil & Gas Holdings, Inc.

The Notes are governed by an Indenture dated as of March 13, 2015 (the "Indenture"), among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee").

The Notes will mature on March 15, 2020, and interest is payable on the Notes on each March 15 and September 15, commencing September 15, 2015.  The record date is each March 1 and September 1.  The Company may redeem some or all of the Notes at any time on or after March 15, 2016 at the redemption prices specified in the Indenture.  The Company may also redeem up to 35% of the Notes using the net proceeds of certain equity offerings completed before March 15, 2016 at a redemption price as specified in the Indenture.  If the Company experiences a change of control or upon certain sales of assets, as described in the Indenture, each holder of the Notes will have the right to require the Company to repurchase certain or all of the Notes at a purchase price described in the Indenture plus accrued and unpaid interest, if any, to the date of such repurchase.

The Notes are the Company's senior secured obligations.  The Notes and the guarantees are the general obligations of the Company and the Subsidiary Guarantors, and rank equally and ratably with all existing and future senior indebtedness and senior to the Company’s and the Subsidiary Guarantors’ subordinated indebtedness. The Notes and the guarantees are secured on a first-priority basis, subject to permitted collateral liens, equally and ratably with the indebtedness under the Company’s new revolving credit facility (subject to payment priorities in favor of the lenders under the new revolving credit facility pursuant to an intercreditor agreement among the Company, Bank of Montreal as collateral agent for the lenders under the new revolving credit facility and the holders of the Notes, and the Trustee), by the collateral securing the new revolving credit facility.

The Indenture restricts the ability of the Company and the Subsidiary Guarantors to, among other things:  (i) incur additional indebtedness; (ii) pay distributions or dividends on equity or purchase, redeem or otherwise acquire equity; (iii) make certain investments; (iv) use assets as collateral in other transactions; (v) sell certain assets or merge with or into other companies; and (vi) enter into transactions with affiliates.  These covenants are subject to a number of exceptions and qualifications.

The Indenture contains customary events of default, including:

•	default in any payment of interest on any Note when due, continued for 30 days;
•	default in the payment of principal of or premium, if any, on any Note when due;
•	failure by the Company to comply with its obligations under the Indenture, in certain cases subject to notice and grace periods;
•	payment defaults and accelerations with respect to other indebtedness of the Company and its Restricted Subsidiaries (as defined in the Indenture) in the aggregate amount of $25.0 million or more;
•	certain events of bankruptcy, insolvency or reorganization of a Subsidiary Guarantor or any other Restricted Subsidiary; and
•	failure by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary to pay certain final judgments aggregating in excess of $25.0 million within 60 days.

If an event of default under the Indenture occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on the Notes to be due and payable, or, in the case of certain events of default relating to bankruptcy, insolvency or reorganization, those amounts will automatically become immediately due and payable.

The foregoing descriptions of the Indenture and the Notes are qualified in their entirety by reference to such Indenture (including the form of Notes attached thereto), which is filed herewith as Exhibit 4.1 and incorporated herein by reference.

The Company used the net proceeds from the offering of approximately $685.0 million to repay outstanding borrowings under its old bank credit facility and will use the remaining funds for other general corporate purposes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description contained under Item 1.01 above is incorporated by reference in its entirety into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
4.1	Indenture, dated March 13, 2015, among Comstock Resources, Inc., the Subsidiary Guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., Trustee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMSTOCK RESOURCES, INC.

Dated: March 17, 2015	By:	/s/ Roland O. Burns
Roland O. Burns
President and Chief Financial Officer